Offer Letter

7 January 2007

Kevin M. Smith

RE:	Formal offer to join Composite Technology Corporation as the Chief Financial Officer.

Dear Mr. Smith:

This letter is to confirm, in writing, our offer to you for the position of Chief Financial Officer with an effective hire date of January 8, 2007. This offer is contingent upon the successful completion of a background investigation (which includes, but is not limited to, criminal history search, social security trace, references, previous employment, and other such searches as the position applied requires). You will be reporting to Benton H Wilcoxon, CEO, and to the Audit Committee with compensation at the commencement of your employment as follows:

• Base salary of $300,000 yearly, payable on a bi-weekly basis (Friday payday).

• A grant by the Board of Directors of 1,250,000 options to purchase shares of common stock under the Employee Stock Option Plan with an exercise price of $1.00 per share with vesting over a three year period (vesting is on a quarterly basis following an initial period of six months).

• Eligibility for medical coverage through Health Net, effective as soon as possible after forms have been executed with our HR department.

• Eligibility for discount vision care through Vision Service Plan, effective as soon as possible after forms have been executed with our HR department.

• Eligibility for dental coverage through Guardian Dental, effective as soon as possible after forms have been executed with our HR department.

• Eligibility for life insurance, Accidental Death and Dismemberment insurance, and Long Term Disability insurance as administered by Guardian Insurance Company, effective as soon as possible after forms have been executed with our HR department.

• Eligibility to participate in a Flexible Spending Account - Section 125 Cafeteria Plan, effective as soon as possible after forms have been executed with our HR department. This is a voluntary plan and is an excellent way to pay for certain eligible health and dependent care expenses with pre-tax dollars.

• Paid Time Off (PTO) to be annually accrued at 3 weeks; however, PTO is only available for use after the 90-day introductory period. Accrual of PTO is retroactive to your actual start date.

• Company-paid holidays (11 per year).

In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis. Previous conversations regarding this offer should not be construed as a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with Composite Technology Corporation at any time, with or without cause or advance notice. Likewise, Composite Technology Corporation will have the right to reassign you, to change your compensation, or to terminate your employment at any time, with or without cause or advance notice. It is understood that all duties and projects assigned to you will be accomplished in a professional manner.

Your position as CFO includes all customary duties and responsibilities for the position for a publicly held company. Also, you will also be expected to contribute in other areas consistent with your capabilities and requests of both the CEO and CTC’s President Michael Porter. Mr. Porter is not only President of our company, but also a major shareholder and you will be expected to work in close cooperation with him. You will, of course, be subject to all company policies as they exist and are modified from time to time, and as a condition of your employment you agree to execute the company’s proprietary information and intellectual property agreement.

This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. To confirm your acceptance of this offer, please forward a signed and dated copy to me within the prescribed time at our Irvine, CA office.

Additionally, this offer of employment will be withdrawn if the pre-employment drug screen returns negative results or the background checks reveal information sufficient to cause you to be eliminated from further consideration for employment. This would include any information provided by you that is found to be false, incomplete, or misrepresented in any respect and may even result in immediate discharge from employment if discovered at any point after the hire date.

Sincerely,

/s/ Benton H Wilcoxon
Benton H Wilcoxon, CEO

Accepted by:

/s/ Kevin M. Smith		1/8/07
Kevin M. Smith	Date